EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1945 Contacts: Media - Robin Keegan 404-652-4713 Investors - Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: Jan. 18, 2005
GEORGIA-PACIFIC PROVIDES FOURTH QUARTER 2004 EARNINGS UPDATE, SETS EARNINGS REPORT FOR FEB. 1

●	Consumer products continues strong performance
●	Building products fourth quarter impacted by maintenance downtime and raw materials availability
●	Packaging profits reduced by significant maintenance downtime and a larger than usual drop off in seasonal demand
●	Tenth year asbestos reserve added, legal defense reserves increased

             ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today said it expects to report between a loss of 1 cent to a net income of 4 cents per diluted share for the fourth quarter 2004 based on preliminary unaudited results, including 46 cents loss per diluted share from unusual items for the fourth quarter. The company expects fourth quarter 2004 net income of approximately 45 cents to 50 cents per diluted share, excluding unusual items.

             Unusual items are expected to include pretax asbestos-related charges of $159 million (38 cents per diluted share) consisting of an increase of $48 million for the tenth year of the company's asbestos reserves, a $109 million increase in reserves for its asbestos defense spending through 2014 (which averages $11 million per year before tax benefits) and a net $2 million reduction of its asbestos insurance receivables. Also expected to be included is a pretax charge of $32 million (8 cents per diluted share) for a combination of other unusual items. In addition, net income (loss) for the fourth quarter 2004 is expected to include a pretax charge of $27 million (6 cents per diluted share) in net stock-based compensation expense.

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News

Segment Results Preview
Georgia-Pacific's North American and international consumer products businesses, and the paper business, expect to report strong results at or above the company's expectations.

             However, its packaging and building products segments expect to report performance below expectations. The packaging results were driven by maintenance downtime and a larger than usual drop off in seasonal demand. The building products segment results were impacted by maintenance downtime, which was postponed to the fourth quarter due to strong demand in the first three quarters, as well as limited wood supply due to seasonal weather conditions.

             The company's Corporate and Other segment expects to report higher costs for stock compensation expenses. In addition, the company expects foreign currency losses in the 2004 fourth quarter versus gains in the same period in 2003.

Asbestos Update

             Georgia-Pacific also provided an update on its asbestos litigation for the year 2004. During 2004, new asbestos claims fell 32 percent from 2003, with approximately 59,700 claims pending at year-end. Total payments to resolve claims in 2004 were $200 million, compared to $189 million in the prior year.

             The company continues to utilize the 10-year liability forecast of National Economic Research Associates, Inc. (NERA). NERA has concluded that no changes to its forecast of Georgia-Pacific's asbestos indemnity payments are necessary for the nine years remaining through 2013. NERA also concurs with Georgia-Pacific's decision to add $48 million to its asbestos reserves at the end of 2004 for 2014, maintaining a 10-year reserve.

             Georgia-Pacific also reserves for asbestos-related defense spending. As previously disclosed, its defense spending on asbestos claims has increased since late 2003, as the company responded more aggressively to increased settlement demands. The company has developed additional affirmative defenses, conducted more extensive discovery into the medical condition of plaintiffs and their allegations against Georgia-Pacific, and doubled the number of cases it has taken to trial. As a result, average per claim payments for mesothelioma, cancer and non-malignant claims decreased in 2004. Georgia-Pacific anticipates significant defense efforts will continue for the next several years, but that their cost will decline gradually over that period. NERA has concurred with the company's decision to increase its asbestos defense reserve by $109 million. This increase amounts to approximately $11 million on average for each year through 2014 before tax benefits.

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News

Full-year and Fourth Quarter Earnings Report
Georgia-Pacific's full fourth quarter and year-end 2004 earnings report is scheduled for release Tuesday, Feb. 1.

Following the release of results, Georgia-Pacific management will participate in a live audio webcast and conference call beginning at 9 a.m. Eastern time.

To access the webcast, visit www.gp.com/investor on Feb. 1 and follow the link. The webcast will contain a supplemental presentation, which also will be available for download.

             Call participants may dial toll-free (866) 793-1301 or (703) 639-1307 for international callers. Please reference Georgia-Pacific with conference leader A.D. "Pete" Correll or the GP year-end call. Please allow ample time to access the conference call and webcast.

             Replay of the conference call will be available beginning at 1 p.m. Feb. 1, until 5 p.m. Eastern time, March 3, by calling (703) 925-2533. Please reference conference ID number 631868 when accessing the audio conference replay. The replay also will be available for 12 months on the Investor Information section of Georgia-Pacific's Web site at www.gp.com/investor.

             Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products manufacturing business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

Certain statements contained in this release, including statements regarding the company's expectations as to its results for the fourth quarter 2004, are based on preliminary estimates that are subject to further review and revision. Statements in this news release that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations that involve a number of risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The risks and uncertainties relating to the forward-looking statements in this news release include those described in Georgia-Pacific Corporation's report on Form 10-Q for the fiscal quarter ended October 2, 2004 and, from time to time, in Georgia-Pacific's other filings with the Securities and Exchange Commission.

The accuracy of statements relating to the company's asbestos liabilities and defense costs is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving pending and future claims, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

Financial table follows:

GEORGIA-PACIFIC CORPORATION Reconciliation of Income Before Unusual Items (In millions, except per share amounts) (unaudited)

	Fourth Quarter 2004

	Net income (loss) range		Diluted earnings (loss) per share range

Income (loss) as reported (GAAP earnings)	$ (2)	$ 11	$ (0.01)	$ 0.04
Asbestos
Increase for 10th year asbestos liability, adjusted for insurance receivables	31	31	0.12	0.12
Increase in asbestos liability defense cost	69	69	0.26	0.26

Asset impairments, severance costs and other	20	20	0.08	0.08

Loss on early extinguishment of debt	13	13	0.05	0.05

Gain (loss) on asset sales	(7)	(7)	(0.03)	(0.03)

Change in environmental liabilities, net of insurance receivables	(6)	(6)	(0.02)	(0.02)

Income before unusual items	$ 118	$ 131	$ 0.45	$ 0.50

Income before unusual items is net income (loss) reported under generally accepted accounting principles ("GAAP") excluding the after tax effects of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income (loss) is the most directly comparable GAAP measure.

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